Exhibit 99.1

                  SUREWEST DECLARES QUARTERLY CASH DIVIDEND

    ROSEVILLE, Calif., Jan. 25 /PRNewswire-FirstCall/ -- Leading independent telecommunications holding company SureWest Communications (Nasdaq: SURW) announced that its board of directors declared a regular, quarterly cash dividend of $0.25 per share, payable March 15, 2006, to shareholders of record at the close of business on February 28, 2006. This represents the 210th consecutive quarterly dividend declared by the SureWest board of directors. SureWest has approximately 11,000 shareowners holding approximately 14.6 million total shares outstanding.

       (Logo: http://www.newscom.com/cgi-bin/prnh/20050908/SFSUREWESTLOGO)

                                Amount   Payable Date    Record Date
                                ------   ------------    -----------
    Regular Cash                $ 0.25    03-15-2006      02-28-2006


    About SureWest

    With more than 90 years in Northern California, SureWest and its family of companies together provide a wide variety of highly reliable advanced communications products and services. SureWest provides digital TV, fiber optics, PCS wireless, DSL, high-speed Internet access, data transport, local and long distance telephone service, and directories with the highest standards of customer care. For more information, visit the SureWest web site at www.surewest.com.

    Contact:  Karlyn Oberg
    Director of Investor Relations
    916-786-1799
    k.oberg@surewest.com

SOURCE  SureWest Communications
    -0-                             01/25/2006
    /CONTACT: Karlyn Oberg, Director of Investor Relations of SureWest Communications, +1-916-786-1799, or k.oberg@surewest.com/
    /Photo:  http://www.newscom.com/cgi-bin/prnh/20050908/SFSUREWESTLOGO
              AP Archive:  http://photoarchive.ap.org
              PRN Photo Desk photodesk@prnewswire.com/
    /Web site:  http://www.surewest.com /
    (SURW)